Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 263,376 shares of common stock issuable in connection with the 2011 Stock Incentive Plan of our reports dated March 14, 2013, with respect to the consolidated financial statements of Clovis Oncology, Inc. and the effectiveness of internal control over financial reporting of Clovis Oncology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

August 8, 2013